Exhibit 99.2 Unaudited Statement of Revenues and Direct Operating Expenses for the period ended June 30, 2008



                               Columbia Promotions
               STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                         Six Months Ended June 30, 2008
                                   (unaudited)

                                                         Six Months Ended
                                                           June 30, 2008
                                                      ------------------------
REVENUES:
     Promoter fees and rents                                       $  518,731
     Other rents                                                       48,000
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TOTAL REVENUES                                                        566,731
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DIRECT OPERATING EXPENSES:
      Direct salaries and other compensation                           72,126
      Rent                                                            216,000
      Other direct operating costs                                     19,975
                                                      ------------------------
TOTAL DIRECT OPERATING EXPENSES                                       308,101

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REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES                    $  258,630
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         See accompanying notes to unaudited statements of revenues and direct operating expenses.

Columbia Promotions
NOTES TO UNAUDITED STATEMENT OF REVENUES AND DIRECT OPERATING STATEMENTS Six months ended June 30, 2008

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NOTE 1 - BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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Columbia Promotions (the "Company") actively participates as a promoter in the South Carolina charitable bingo market. The Company generates its revenues from six bingo centers in South Carolina. Columbia Promotions is a name designated to represent the promoter operations as an unincorporated business operation of Kokomos, Inc. ("Kokomos") a South Carolina Corporation.

Basis of presentation:
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Kokomos did not prepare stand-alone historical financial statements for Columbia Promotions in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating expenses applicable to Columbia Promotions. The accompanying statement of revenues and direct operating expenses were prepared from the historical accounting records of Kokomos.

Certain indirect expenses were not allocated to Columbia Promotions' historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations which would be arbitrary and would not be indicative of the performance of the promoter operations had they been owned by Columbia One, Inc., a wholly-owned subsidiary of Littlefield Corporation. The statements of revenues and direct operating expenses contained herein are unaudited and, in the opinion of management, contain all adjustments necessary for a fair presentation of statements of revenues and direct operating expenses for the periods presented.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders' equity, and cash flows of Columbia Promotions and are not indicative of the results of operations for Columbia Promotions going forward.

Accounting Estimates:
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The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:
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The Company generates revenues from bingo hall rent, entrance fee payments and promoter fees received from charitable organizations through various promoter agreements and sub-lease agreements of the Company's bingo centers. Revenues are determined by customer attendance, profit splits, as well as state regulations, which may dictate the number of bingo sessions a charity may conduct and rent limits that may be paid to a promoter, such as the Company. Revenues, such as bingo hall rent, are accrued and accounted for in the month due. Revenues that are generated in undefined amounts, such as customer attendance, are recognized in the month they are earned. Other rents are rent income from a sub-lease agreement and are recognized in the month they are earned.

Direct operating expenses:
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Direct operating expenses include salaries and other compensation, rent expense and other operating expenses. Salaries and other compensation are amounts paid to promoter management and charged to the accounts of each bingo center. Rent expense represents amounts paid to third parties for rent as incurred. Other expenses generally include property taxes, insurance, common area maintenance and other operating costs not reimbursed by charities.

Columbia Promotions
NOTES TO UNAUDITED STATEMENT OF REVENUES AND DIRECT OPERATING STATEMENTS Six months ended June 30, 2008


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NOTE 2 - COMMITMENTS AND CONTINGENCIES

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The Company has claims for incidents which the Company believes will be covered by its insurance policy. The activities of Columbia Promotions are subject to potential claims and litigation in the normal course of operations. Kokomos' management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of Columbia Promotions.


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NOTE 3 - SUBSEQUENT EVENT

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On July 14, 2008, Kokomos, Inc. and its sole owner, Paul Hermelink, entered into a definitive asset purchase agreement wherein the Company's promoter operations ("Columbia") and assets including goodwill but excluding all liabilities were sold to Columbia One Corp., a South Carolina corporation and wholly-owned subsidiary of Littlefield Corporation ("LTFD"). The Company's promoter operations consisted of all of the assets of six (6) bingo halls located in Greer (2), Columbia (3) and Goose Creek (1) South Carolina. The assets were purchased for $1.8 million, consisting of $750,000 in cash paid at closing and a promissory note for $1,050,000, secured by the assets being purchased. The purchase price may be reduced by $300,000 to $1.5 million if a single, lump sum payment of $750,000 is made on or before September 30, 2008, in full satisfaction of the promissory note. The promissory note bears interest of 6% per annum, matures October 1, 2013 and is payable in quarterly installments commencing on January 1, 2009. It is contemplated that Paul Hermelink will remain an employee.

The fair value of the Company's bingo equipment assets acquired was $61,882.